Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Audible, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91107 and 333-110210) on Form S-8, (Nos. 333-45470, 333-119610 and 333-120588) on Form S-3 and (No. 333-85286) on Forms S-3 and S-3/A of Audible, Inc. of our report dated March 29, 2005, with respect to the balance sheets of Audible, Inc. as of December 31, 2003 and 2004, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated April 29, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Audible, Inc.

Our report dated April 29, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Audible, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified in the following areas: accounting for retail promotion programs, accounting for royalty costs and the financial reporting process.

/s/ KPMG LLP

Short Hills, New Jersey
April 29, 2005